Exhibit 4.4

PLEASE READ THE WHOLE OF THIS AGREEMENT

This Partnership Share Agreement is between:

Participant	Company	Trustees

The employee who has obtained authorised access to this agreement, and who is an employee of one of the companies listed below:

Gallagher Bassett International Ltd.

Gallagher Benefit Services Management Company Limited

Arthur J. Gallagher Services (UK) Ltd

	Arthur J. Gallagher & Co.	Name: Link Market Services Trustees Limited, Central Square, 29 Wellington Street, Leeds, LS1 4DL Registered Number: 02729260

This agreement sets out the terms on which the Participant agrees to acquire shares under the terms of the Arthur J. Gallagher & Co. UK Employee Share Incentive Plan (the “Plan”) and is subject to the Rules of the Plan. In the event of a conflict between this agreement and the Rules of the Plan, the Rules of the Plan will prevail. Capitalised words in this agreement have the same meaning as in the Rules of the Plan (unless otherwise defined herein or the context requires otherwise):

NOTICE TO PARTICIPANT ABOUT POSSIBLE EFFECT ON BENEFITS

1.

Below is a required notice outlining the possible effect on social security benefits if you participate in the Plan. If you think this may apply to you, you should refer to HM Revenue & Custom’s leaflet IR177 which you can download from their website.

2.

Deductions from your pay to buy Partnership Shares under this agreement may affect your entitlement to, or the level of, some contributory social security benefits, statutory maternity pay and statutory sick pay.

3.	They may also have a similar effect in respect of some contributory social security benefits paid to your spouse or civil partner.

4.

With this agreement you should have been given information on the effect of deductions from your pay to buy Partnership Shares on entitlement to social security benefits, statutory sick pay and statutory maternity pay. The effect is particularly significant if your earnings are brought below the lower earnings limit for National Insurance purposes, and is explained in the information: it is therefore important that you read it. If you have not been given a copy, ask your employer for it. Otherwise a copy may be obtained from any office of HM Revenue & Customs (HMRC), the Department of Work & Pensions, or, in Northern Ireland, the Department for Social Development. You should take the information you have been given into account in deciding whether to buy Partnership Shares.

Participant

5.

I agree to allow my employer to deduct an amount from my Salary which is specified by myself via the Fidelity NetBenefits Portal, which is no less than £10 and no more than £150, subject to (A) a maximum of 10% of my taxable earnings, per month (as defined in the relevant legislation), and (B) any lower limit specified by the Committee pursuant to the Rules of the Plan.

6.	I agree that these deductions will be used to buy Partnership Shares in Arthur J. Gallagher & Co. (“AJG” or “the Company”) for me in accordance with this agreement and the Rules of the Plan.

7.	I understand that shares may fall in value as well as rise.

8.

I agree that, unless I elect otherwise, all dividends paid on my Plan Shares will be used by the Trustee to buy more shares in the Company for me according to the Rules of the Plan. I agree to accept any Dividend Shares bought for me and leave them in the hands of the Trustee, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.

9.	I understand that the first deduction from my Salary will be made in the month following the month in which AJG’s payroll department receives notification of this completed online enrollment.

Company

10.

The Company agrees to arrange for Partnership Shares in AJG to be awarded and bought for me using the Salary deductions made pursuant to this agreement, in accordance with this agreement and the Rules of the Plan.

11.	The Company undertakes to notify me of any restriction on the number of Partnership Shares available in each Award, before the beginning of the Accumulation Period relating to the Award.

Trustees

12.

The Trustees agree to keep my Salary deductions in the Trustees’ nominated bank account until they are used to buy Partnership Shares in AJG for me or are otherwise dealt with in accordance with this agreement and the Rules of the Plan.

Accumulation Period

13.

I agree that, unless the Company determines otherwise and notifies me in advance an Accumulation Period of three months (aligning to each calendar quarter, and thus commencing annually on 1st January, 1st April, 1st July and 1st October and ending on 31st March, 30th June, 30 September and 31st December respectively) shall apply in respect of Partnership Shares purchased on my behalf under this agreement. Partnership Shares shall be purchased using Partnership Share Money deducted during the Accumulation Period no later than 30 days after the end of such Accumulation Period.

14.	I agree that the number of Partnership Shares acquired on my behalf shall be determined by reference to the Market Value of the Shares on the Acquisition Date.

15.

I agree that, if a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under this agreement, this agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

16.	I agree that any surplus Partnership Share Money remaining after the acquisition of Partnership Shares may be carried forward to the next Accumulation Period.

17.	I agree that if I cease to be a Qualifying Employee during an Accumulation Period, the Trustees shall repay all Partnership Share Money to me as soon as practicable.

Rights and Obligations

18.

I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

19.

I may stop the deductions or begin them again by confirming my request via the Fidelity NetBenefits Portal. I understand that the Enrolment Period for each Accumulation Period, runs from the 16th of the month prior to Accumulation Period ending on the day before the Accumulation Period begins and may be adjusted at any time by the Company. Outside the enrolment period, and during the Accumulation Period, I may not enrol in the plan. I may not make up any amounts missed when deductions were stopped. Unless a later date is specified, such a change will take effect as soon as practicable (but no later than 30 days after receipt of my instructions). I may vary my deductions with the agreement in writing of the Company. I understand and agree that I may not restart deductions more than once during any Accumulation Period.

20.

I agree that the deductions from my Salary, or the number of shares that I receive may be scaled down if the limit on the number of shares set by the Company for this award is exceeded. The Company undertakes to notify me of any such restriction on the number of shares in an award before the deductions begin to be made.

21.	I may ask the Trustees for my Partnership Shares at any time, but I may have to pay income tax and employee National Insurance contributions when they cease to be subject to the Plan.

22.

I agree to allow the Trustees to sell some or all of my shares to pay any income tax and employee National Insurance contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

23.

I agree that any Salary deductions not used to buy Partnership Shares will, at the discretion of the Trustees, be repaid to me after the deduction of any necessary income tax or employee National Insurance contributions, or will be carried forward and added to the next deduction.

24.

If there is a rights issue, I agree to allow the Trustees to sell some of the rights attached to my shares in the Plan, in order to fund the exercise of the rights attached to other shares held by me in the Plan, unless I provide cash to take up the rights in full or instruct that all rights should be sold.

25.

I can withdraw from this agreement by confirming my request via the Fidelity NetBenefits Portal or by completing the appropriate form and forwarding it to the Trustees. Any unused deductions will be returned to me after the deduction of any necessary income tax or employee National Insurance contributions. Unless a later date is specified, such a withdrawal will take effect 30 days after receipt of my instructions.

26.	I agree that withdrawal from this agreement will not affect the terms on which I agreed to accept any shares that have already been awarded to or bought for me under the terms of the Plan.

27.

This agreement shall continue until terminated by any party giving notice to the others. I understand that the Company may either vary or terminate the Plan. Any such change will not affect my position with regard to the shares that have already been acquired.

28.

In entering into this agreement, I agree that participating in the Plan does not affect my rights and obligations under my contract of employment, and the Plan does not give me any rights or additional rights to compensation if my employment ceases, whether or not the termination is later held to be wrongful or unfair or in breach of any laws or my employment contract.

29.

I agree that my identity may be disclosed to the United States Internal Revenue Service or HMRC in the United Kingdom if required by the Company in connection with a statement requesting treaty protection for the purposes of any applicable United States withholding taxes on cash dividends payable on my Shares.

Partnership Share Money held by Trustees

30.	The Trustees are under no obligation to keep my Salary deductions in an interest-bearing account, but if they do, they will pay the interest to me.

Dividends and Reinvestment into Dividend Shares

31.

Unless I have elected otherwise through the Fidelity NetBenefits Portal, any cash dividends payable on my Plan Shares will be used in full to buy more Dividend Shares for me. Any amount not used to buy Dividend Shares shall be carried forward and added to the next cash dividend to be reinvested into Dividend Shares.

32.

If I elect out of dividend reinvestment through the Fidelity NetBenefits Portal, no Dividend Shares will be purchased for me and any cash dividends in respect of Plan Shares held on my behalf will be paid over to me as soon as practicable.

33.

To the extent no further Dividend Shares are to be purchased for me, any remaining distributable cash dividends in respect of Plan Shares held on my behalf will be paid over to me as soon as practicable.

Holding Period: Dividend Shares

34.	I understand that my obligations during the Holding Period will end:

a)	if I cease to be in Relevant Employment;

b)	if the Company terminates the Plan in accordance with Clause 22 of the Deed and I have consented to the transfer of the Shares to me.

35.	I understand that my obligations under the Holding Period are subject to:

a)	the right of the Trustee to sell my shares to meet PAYE and National Insurance obligations;

b)	the Trustee accepting at my direction an offer for my Shares in accordance with the Plan.

Data Protection

36.	For the purpose of operating the Plan, the Company will collect, process and transfer information relating to you in accordance with the privacy notice which is available on the Company’s intranet.

I have read the whole of this agreement and agree to be bound by it and by the Rules of the Plan.